Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Column Guaranteed LLC:

We consent to the incorporation by reference herein of our report dated March 30, 2009, with respect to the statement of financial condition of Column Guaranteed LLC as of December 31, 2008, and the related statements of operations, changes in members’ equity and cash flows for the year then ended.

New York, New York

December 15, 2010